Exhibit 99.1

Bank of the Ozarks, Inc. Announces Third Quarter 2009 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 13, 2009--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended September 30, 2009 was $8,391,000, a decrease of 6.9% from $9,011,000 for the third quarter of 2008. Diluted earnings per common share for the third quarter of 2009 were $0.50, compared to $0.53 for the third quarter of 2008, a decrease of 5.7%.

For the nine months ended September 30, 2009, net income totaled $27,178,000, a 7.1% increase from net income of $25,383,000 for the first nine months of 2008. Diluted earnings per common share for the first nine months of 2009 were $1.61, compared to $1.50 for the first nine months of 2008, an increase of 7.3%.

The Company’s annualized returns on average assets and average common stockholders’ equity for the third quarter of 2009 were 1.14% and 12.46%, respectively, compared to 1.18% and 16.70%, respectively, for the third quarter of 2008. Annualized returns on average assets and average common stockholders’ equity for the nine months ended September 30, 2009 were 1.19% and 13.64%, respectively, compared with 1.14% and 16.23%, respectively, for the nine months ended September 30, 2008.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report another good quarter of both net income and earnings per share. During the quarter just ended, we enjoyed excellent revenue results including our favorable net interest margin and record quarterly income from both service charges on deposit accounts and trust services. We also benefited from a lower level of non-interest expense compared to the previous quarters this year, and this helped us once again achieve an excellent efficiency ratio. Our strong revenue generating capabilities, favorable operating efficiency, robust capital position and substantial allowance for loan and lease losses provide a solid foundation for continued success.”

Loans and leases were $1.93 billion at September 30, 2009, a 6.0% decrease from $2.06 billion at September 30, 2008. Mr. Gleason stated, “Slower economic conditions over the past year have diminished loan and lease demand. While we have been actively seeking and originating many good quality new loans and leases, loan and lease originations in recent quarters have been more than offset by loan and lease pay downs.”

Deposits were $2.05 billion at September 30, 2009, an 11.1% decrease from $2.30 billion at September 30, 2008. Mr. Gleason stated, “The decline in our total deposits in recent quarters obscures two favorable underlying trends. First, our non-CD deposits have grown significantly. From September 30, 2008 to September 30, 2009, total non-CD deposits grew $106 million and increased from 38.5% of total deposits to 48.5% of total deposits. Second, brokered deposits have been significantly reduced. Specifically, over the last four quarters, total brokered deposits decreased $373 million from 19.6% of total deposits at September 30, 2008 to 3.8% of total deposits at September 30, 2009. At the same time our total non-brokered deposits increased $116 million to 96.2% of total deposits at September 30, 2009. We feel that these changes in our deposit mix have improved the quality, value and profitability of our deposit base.”

Total assets were $2.89 billion at September 30, 2009, a 5.9% decrease from $3.07 billion at September 30, 2008.

Common stockholders’ equity increased 26.8% to $274 million at September 30, 2009 compared to $216 million at September 30, 2008. Book value per common share increased 26.6% to $16.21 at September 30, 2009 compared to $12.80 at September 30, 2008. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions and a significant favorable change in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale (“AFS”) investment securities as of September 30, 2009 compared to September 30, 2008.

The Company’s ratio of common stockholders’ equity to assets increased to 9.47% as of September 30, 2009 compared to 7.03% as of September 30, 2008. Its ratio of tangible common stockholders’ equity to tangible assets increased to 9.29% as of September 30, 2009 compared to 6.86% as of September 30, 2008.

Paul Moore, Chief Financial Officer, stated, “We continue to maintain our status as ‘well capitalized’ as determined by all applicable regulatory capital ratios with a substantial margin above the minimum regulatory requirements for being ‘well capitalized’. Our excellent earnings in recent quarters have contributed to increases in our common stockholders’ equity, our tangible common equity ratio and our regulatory capital ratios, further enhancing our already strong capital position.”

NET INTEREST INCOME

Net interest income for the third quarter of 2009 increased 18.8% to $29,232,000 compared to $24,616,000 for the third quarter of 2008, but decreased 3.4% from the second quarter of 2009 due to a 5.6% lower volume of average earning assets resulting primarily from sales of investment securities over the past two quarters. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.80% in the third quarter of 2009, an increase of 98 basis points from 3.82% in the third quarter of 2008 and unchanged from 4.80% in the second quarter of 2009.

Net interest income for the nine months ended September 30, 2009 increased 28.4% to $89,829,000 compared to $69,970,000 for the nine months ended September 30, 2008. The Company’s net interest margin (FTE) for the first nine months of 2009 was 4.77%, an increase of 101 basis points from 3.76% in the first nine months of 2008.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2009 increased 19.3% to $5,810,000 compared to $4,871,000 for the comparable quarter of 2008. Non-interest income for the nine months ended September 30, 2009 was $37,793,000 compared to $15,553,000 for the nine months ended September 30, 2008, a 143.0% increase. The large increase in non-interest income for the first nine months of 2009 compared to the same period in 2008 was primarily attributable to significant gains on sales of investment securities during the first and second quarters of 2009.

Service charges on deposit accounts were a record $3,234,000 in the third quarter of 2009, an increase of 4.3% from $3,102,000 in the third quarter of 2008. Service charges on deposit accounts increased 1.6% to $9,084,000 for the first nine months of 2009 compared to $8,939,000 for the first nine months of 2008.

Mortgage lending income was $672,000 in the third quarter of 2009, an increase of 42.1% from $473,000 in the third quarter of 2008, but a decrease from the levels achieved in each of the first two quarters of 2009. Mortgage lending income was $2,630,000 in the first nine months of 2009, a 47.7% increase from $1,781,000 in the first nine months of 2008.

Trust income was a record $801,000 in the third quarter of 2009, a 23.4% increase from $649,000 in the third quarter of 2008. Trust income was $2,198,000 in the first nine months of 2009, a 16.8% increase from $1,882,000 in the first nine months of 2008.

Net gains on investment securities and from sales of other assets were $91,000 in the third quarter of 2009 compared to net losses on investment securities and from sales of other assets of $396,000 in the third quarter of 2008. Such net gains were $20,625,000 for the first nine months of 2009 compared to net losses of $262,000 in the first nine months of 2008.

The Company was a net seller of investment securities in the first three quarters of 2009, resulting in substantial net gains on investment securities and a $299 million reduction of its investment securities portfolio. This reduction was undertaken primarily based on the Company’s ongoing evaluations of interest rate risk, including consideration of the potential effects of recent United States government monetary and fiscal policy actions.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2009 increased 12.1% to $15,499,000 compared to $13,828,000 for the third quarter of 2008, but decreased 13.6% from the second quarter of 2009. The Company’s efficiency ratio for the quarter ended September 30, 2009 was 41.2% compared to 43.8% for the third quarter of 2008 and 32.1% in the second quarter of 2009. The increase in the efficiency ratio in the most recent quarter, compared to the second quarter of 2009, was primarily attributable to the lower volume of net gains on investment securities in the third quarter of 2009, compared to the second quarter of 2009.

Non-interest expense for the first nine months of 2009 increased 23.5% to $49,631,000 compared to $40,176,000 for the first nine months of 2008. The Company’s efficiency ratio for the first nine months of 2009 was 36.1% compared to 43.6% for the first nine months of 2008.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases increased to 1.00% as of September 30, 2009 compared to 0.70% as of September 30, 2008 and 0.90% as of June 30, 2009. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 1.77% as of September 30, 2009 compared to 0.94% as of September 30, 2008 and 2.34% as of June 30, 2009.

Nonperforming assets as a percent of total assets increased to 2.88% as of September 30, 2009 compared to 0.66% as of September 30, 2008 and 1.37% as of June 30, 2009. The increase in nonperforming assets at September 30, 2009 is primarily attributable to three credit relationships which were placed on non-accrual status during the quarter and then transferred into other real estate owned at the estimated fair value of the collateral received by the Company in satisfaction of the debts. The Company has executed conditional sales contracts for sale of the properties it received in connection with two of these credit relationships. These sales contracts covered 35.3% of the Company’s total nonperforming assets at September 30, 2009 and are expected to result in net proceeds substantially equal to the Company’s book value of such assets. One of the contracts is expected to close in the fourth quarter of 2009, and the second contract is expected to close in the first quarter of 2010.

The Company’s annualized net charge-off ratio for the third quarter of 2009 was 2.38%, compared to 0.27% for the third quarter of 2008 and 2.89% for the second quarter of 2009. The Company’s annualized net charge-off ratio was 1.97% for the first nine months of 2009 compared to 0.33% for the first nine months of 2008 and 0.45% for the full year of 2008. More than half of the Company’s net charge-offs in the quarter just ended related to two credit relationships, which the Company had previously identified as potential problems and for which it had established $5.1 million of special allocations within its allowance for loan and lease losses as of June 30, 2009.

During the third quarter of 2009, the Company’s provision to its allowance for loan and lease losses was $7.5 million compared to $3.4 million in the third quarter of 2008. For the first nine months of 2009, the Company’s provisions to its allowance for loan and lease losses totaled $39.2 million compared to $10.7 million in the first nine months of 2008.

The Company’s allowance for loan and lease losses was $39.3 million at September 30, 2009, or 2.03% of total loans and leases, compared to $25.4 million, or 1.24% of total loans and leases, at September 30, 2008 and $43.6 million, or 2.19% of total loans and leases, at June 30, 2009. As of September 30, 2009, the Company’s allowance for loan and lease losses equaled 203% of its total nonperforming loans and leases compared to 176% at September 30, 2008 and 244% at June 30, 2009.

OTHER MATTERS

On September 29, 2009, a settlement agreement was executed by all parties to a previously disclosed lawsuit filed in the Circuit Court of Benton County, Arkansas on August 3, 2009 by William Lazenby and other plaintiffs against the Company and other defendants. On September 30, 2009, an order of dismissal with prejudice was entered by the court pursuant to the settlement agreement. The settlement resulted in plaintiffs paying cash equal to the estimated value of one piece of collateral to obtain its release, and conveying to the Company’s bank subsidiary all remaining collateral securing the related loans and dismissing all claims against the Company and the other defendants. In return, the Company and the other defendants agreed to release all claims, including any potential claim for a deficiency judgment, against Mr. Lazenby and the other plaintiffs. The Company concluded that any potential recovery from a deficiency judgment would not significantly exceed, and might even be less than, the costs of obtaining and collecting such deficiency judgment. As of September 30, 2009, the collateral conveyed to the Company’s bank subsidiary pursuant to this settlement was held as other real estate owned at its estimated fair value and was included in nonperforming assets.

GROWTH AND EXPANSION

The Company is continuing its growth and de novo branching strategy, although it has slowed the pace of new office openings in recent years. In September the Company opened a new banking office in downtown Little Rock, Arkansas. In the fourth quarter of 2009, the Company expects to open a banking office in Allen, Texas and close a small office in North Little Rock, Arkansas where the leased space is no longer available.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, October 14, 2009. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 34234386. The telephone playback will be available through October 31, 2009, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and real estate market conditions and their effects on the creditworthiness of borrowers and collateral values, recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets and to protect homeowners, changes in the value and volume of investment securities, changes in U.S. government monetary and fiscal policy, changes in credit market conditions, the ability to attract new deposits and loans and leases, delays in or failure to achieve closing of the conditional sales contracts for certain nonperforming assets, and delays in opening new offices or inability to obtain all required regulatory or other approvals for opening new offices, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2008 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 66 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change
Income statement data:
Net interest income	$29,232	$24,616	18.8%	$89,829	$69,970	28.4%
Provision for loan and lease losses	7,500	3,400	120.6	39,200	10,725	265.5
Non-interest income	5,810	4,871	19.3	37,793	15,553	143.0
Non-interest expense	15,499	13,828	12.1	49,631	40,176	23.5
Non-controlling interest	25	7	257.1	2	32	(93.8)
Preferred dividends	1,078	-		3,228	-
Net income available to common stockholders	8,391	9,011	(6.9)	27,178	25,383	7.1

Common stock data:
Net income per share – diluted	$0.50	$0.53	(5.7)%	$1.61	$1.50	7.3%
Net income per share – basic	0.50	0.53	(5.7)	1.61	1.51	6.6
Cash dividends per share	0.13	0.13	-	0.39	0.37	5.4
Book value per share	16.21	12.80	26.6	16.21	12.80	26.6
Diluted shares outstanding (thousands)	16,905	16,872		16,895	16,866
End of period shares outstanding (thousands)	16,885	16,855		16,885	16,855

Balance sheet data at period end:
Total assets	$2,889,686	$3,070,546	(5.9)%	$2,889,686	$3,070,546	(5.9)%
Total loans and leases	1,931,372	2,055,400	(6.0)	1,931,372	2,055,400	(6.0)
Allowance for loan and lease losses	39,280	25,427	54.5	39,280	25,427	54.5
Total investment securities	645,682	721,285	(10.5)	645,682	721,285	(10.5)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	338	448	(24.6)	338	448	(24.6)
Total deposits	2,045,156	2,301,526	(11.1)	2,045,156	2,301,526	(11.1)
Repurchase agreements with customers	52,270	46,329	12.8	52,270	46,329	12.8
Other borrowings	361,679	426,524	(15.2)	361,679	426,524	(15.2)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Preferred stock	72,296	-		72,296	-
Common stockholders’ equity	273,658	215,810	26.8	273,658	215,810	26.8
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	15,597	(10,384)		15,597	(10,384)
Loan and lease to deposit ratio	94.44%	89.31%		94.44%	89.31%

Selected ratios:
Return on average assets*	1.14%	1.18%		1.19%	1.14%
Return on average common stockholders’ equity*	12.46	16.70		13.64	16.23
Average common equity to total average assets	9.18	7.06		8.69	7.02
Net interest margin – FTE*	4.80	3.82		4.77	3.76
Efficiency ratio	41.22	43.79		36.12	43.61
Net charge-offs to average loans and leases*	2.38	0.27		1.97	0.33
Nonperforming loans and leases to total loans and leases	1.00	0.70		1.00	0.70
Nonperforming assets to total assets	2.88	0.66		2.88	0.66
Allowance for loan and lease losses to total loans and leases	2.03	1.24		2.03	1.24

Other information:
Non-accrual loans and leases	$19,311	$14,416		$19,311	$14,416
Accruing loans and leases – 90 days past due	-	-		-	-
ORE and repossessions	63,946	5,887		63,946	5,887

*Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09
Earnings Summary:
Net interest income	$20,406	$21,751	$23,603	$24,616	$28,731	$30,334	$30,262	$29,232
Federal tax (FTE) adjustment	974	1,691	2,767	2,074	3,950	4,169	3,060	2,557
Net interest income (FTE)	21,380	23,442	26,370	26,690	32,681	34,503	33,322	31,789
Provision for loan and lease losses	(2,700)	(3,325)	(4,000)	(3,400)	(8,300)	(10,600)	(21,100)	(7,500)
Non-interest income	5,975	5,125	5,557	4,871	3,796	9,373	22,610	5,810
Non-interest expense	(12,508)	(12,881)	(13,467)	(13,828)	(14,233)	(16,187)	(17,945)	(15,499)
Pretax income (FTE)	12,147	12,361	14,460	14,333	13,944	17,089	16,887	14,600
FTE adjustment	(974)	(1,691)	(2,767)	(2,074)	(3,950)	(4,169)	(3,060)	(2,557)
Provision for income taxes	(3,437)	(2,905)	(3,111)	(3,255)	(655)	(2,537)	(3,250)	(2,599)
Non-controlling interest	1	-	25	7	(21)	(23)	-	25
Preferred stock dividend	-	-	-	-	(227)	(1,074)	(1,076)	(1,078)
Net income available to common stockholders	$7,737	$7,765	$8,607	$9,011	$9,091	$9,286	$9,501	$8,391

Earnings per common share – diluted	$0.46	$0.46	$0.51	$0.53	$0.54	$0.55	$0.56	$0.50

Non-interest Income:
Service charges on deposit accounts	$3,176	$2,871	$2,967	$3,102	$3,067	$2,803	$3,047	$3,234
Mortgage lending income	526	672	636	473	434	861	1,096	672
Trust income	661	604	629	649	712	647	751	801
Bank owned life insurance income	489	489	499	512	2,630	477	484	495
Gains (losses) on investment securities	106	20	-	(317)	(3,136)	3,999	16,519	142
Gains (losses) on sales of other assets	461	(93)	206	(78)	(579)	48	(32)	(51)
Other	556	562	620	530	668	538	745	517
Total non-interest income	$5,975	$5,125	$5,557	$4,871	$3,796	$9,373	$22,610	$5,810

Non-interest Expense:
Salaries and employee benefits	$7,399	$7,332	$7,624	$7,728	$7,448	$7,916	$7,978	$7,823
Net occupancy expense	2,101	2,074	2,183	2,318	2,306	2,578	2,449	2,558
Other operating expenses	2,943	3,410	3,594	3,727	4,452	5,666	7,490	5,091
Amortization of intangibles	65	65	66	55	27	27	28	27
Total non-interest expense	$12,508	$12,881	$13,467	$13,828	$14,233	$16,187	$17,945	$15,499

Allowance for Loan and Lease Losses:
Balance at beginning of period	$19,067	$19,557	$21,063	$23,432	$25,427	$29,512	$36,949	$43,635
Net charge-offs	(2,210)	(1,819)	(1,631)	(1,405)	(4,215)	(3,163)	(14,414)	(11,855)
Provision for loan and lease losses	2,700	3,325	4,000	3,400	8,300	10,600	21,100	7,500
Balance at end of period	$19,557	$21,063	$23,432	$25,427	$29,512	$36,949	$43,635	$39,280

Selected Ratios:
Net interest margin - FTE*	3.47%	3.69%	3.77%	3.82%	4.52%	4.73%	4.80%	4.80%
Efficiency ratio	45.72	45.09	42.10	43.79	39.08	36.95	32.08	41.22
Net charge-offs to average loans and leases*	0.47	0.38	0.33	0.27	0.83	0.64	2.89	2.38
Nonperforming loans and leases/total loans and leases	0.35	0.68	0.74	0.70	0.76	1.15	0.90	1.00
Nonperforming assets/total assets	0.36	0.58	0.59	0.66	0.81	1.17	1.37	2.88
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	1.14	1.30	0.92	0.94	2.68	2.24	2.34	1.77

* Annualized based on actual days.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Nine Months Ended
	September 30, 2009			September 30, 2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$517	$3	1.95%	$529	$8	2.03%
Investment securities:
Taxable	296,700	4,280	5.72	353,242	15,180	5.75
Tax-exempt – FTE	353,491	7,296	8.19	438,739	27,922	8.51
Loans and leases – FTE	1,978,863	30,882	6.19	1,998,154	94,428	6.32
Total earning assets – FTE	2,629,571	42,461	6.41	2,790,664	137,538	6.59
Non-earning assets	281,080			275,457
Total assets	$2,910,651			$3,066,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$765,878	$1,664	0.86%	$825,141	$5,220	0.85%
Time deposits of $100,000 or more	686,517	2,756	1.59	722,864	11,414	2.11
Other time deposits	375,755	1,986	2.10	433,294	8,366	2.58
Total interest bearing deposits	1,828,150	6,406	1.39	1,981,299	25,000	1.69
Repurchase agreements with customers	54,922	151	1.09	54,436	461	1.13
Other borrowings	392,705	3,624	3.66	395,626	10,750	3.63
Subordinated debentures	64,950	491	3.00	64,950	1,713	3.53
Total interest bearing liabilities	2,340,727	10,672	1.81	2,496,311	37,924	2.03
Non-interest bearing liabilities:
Non-interest bearing deposits	211,940			206,016
Other non-interest bearing liabilities	15,233			21,875
Total liabilities	2,567,900			2,724,202
Preferred stock	72,228			72,090
Common stockholders’ equity	267,082			266,383
Noncontrolling interest	3,441			3,446
Total liabilities and stockholders’ equity	$2,910,651			$3,066,121

Net interest income – FTE		$31,789			$99,614
Net interest margin – FTE			4.80%			4.77%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217